WILLIAM PENN BANCORP, INC.

RESOLUTIONS OF THE BOARD OF DIRECTORS

June 18, 2008

WHEREAS, Director William F. Heefner, Esq. has submitted his resignation from the Board of Directors of William Penn Bancorp, Inc. (the “Company”);

WHEREAS, upon Mr. Heefner’s resignation from the Board, the number of the directors of the Company will decrease from six (6) to five (5); and

WHEREAS, in order to conform the size of the Board of Directors to the provisions of the Company’s Bylaws, it is necessary to amend the Bylaws to reflect the new number of directors;

NOW, THEREFORE, BE IT:

RESOLVED, that the resignation of Director Heefner be, and it hereby is, accepted by the Board; and

FURTHER RESOLVED, that Article III, Section 2 of the Bylaws of the Company be, and it hereby is, amended, effective as of the date of this meeting, to decrease the stated number of directors of the Company from six (6) to five (5); and

FURTHER RESOLVED, that the appropriate officers of the Company be, and they hereby are, authorized and directed to file the above amendment to the Bylaws of the Company with the Office of Thrift Supervision and to take all other such actions as may be necessary or appropriate to carry the foregoing resolution into effect.

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The undersigned Corporate Secretary of the Company does hereby certify that the foregoing is a true and correct copy of an extract of the minutes of a meeting of the Board of Directors of the Company held on June 18, 2008, a quorum being present, at which meeting the foregoing resolutions were approved by at least a majority of the full Board.

/s/ Terry L Sager
Terry L. Sager
Corporate Secretary